CERTIFICATE OF INCORPORATION

                                   OF

                         EAST END INVESTMENT, INC.

      The Undersigned, being 4 person of full age, do hereby makes and acknowledge this Certificate of Incorporation for the purpose of forming a corporation under the General Corporation Law of the State of Nevada.

                                ARTICLE I

      The name of the corporation shall be East End Investment, Inc.

                                ARTICLE II

      The purposes for which the corporation is organized are:

      (a) to engage in acquisitions or the acquisition of suitable enterprises; and

      (b) to engage in any other lawful enterprise, service or activity for which corporations may be organized under the General Corporation Law of the State of Nevada, in addition to or In lieu of the purposes hereinabove set forth in paragraph (a) of this article.

                                ARTICLE III

       Duration of the corporation shall be perpetual.

                                 ARTICLE IV

       The corporation shall have authority to issue 25,O00,000 shares of capital stock at a par value of $0.001 per share.

                                 ARTICLE V

       The minimum amount of consideration to be received by the corporation for it's shares before it shall commence business is $1000.00 in cash or property of equivalent value.

                                 ARTICLE VI

       The address of the Initial registered office of rho corporation is:

                  Laughlin Associates
                  Capital Plaza, Suite 100
                  1000 E. William Street
                  Carson City, Nevada 89701

      The name of the initial registered agent of the corporation at such address is Laughlin Associates, Inc.

                                 ARTICLE VII

      The number of directors constituting the initial board of directors shall be one (1) and the name and address of the person who is to serve as director until the first meeting of shareholders, or until his successor is elected and qualified is:

              Deborah A. Salerno
              1449-3A Lexington Avenue
              New York, New York 10128

                                ARTICLE VIII

      The name and address of the incorporator is:

              Charles W. Barkley
              Barkley & Barkley
              914 Cameron Brown Building
              Charlotte, Mecklenburg County, North Carolina 28204

                                 ARTICLE IX

      The Shareholders shall not have pre-emptive rights in any subsequent issues of capital stock and shall not have cumulative voting rights.

      IN WITNESS WHEREOF, the undersigned, being all of the incorporators herein above named, does hereby make this certificate for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada and does hereby certify that the facts herein above set forth are true and correct and have accordingly set hereunto my hand and seal this 26th day of January, 1989.
                    /s/Charles W. Barkley
                        Incorporator

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

     I, Jane S. Barkley, a Notary Public in and for Mecklenburg County and State aforesaid, do hereby certify that Charles W. Barkley personally appeared before me this day and acknowledged the due execution of the foregoing Articles of Incorporation.
    WITNESS my hand and notarial seal, this 26 day of January, 1989.

                              /s/Jane S. Barkely
                              Notary Public


My Commission Expires:
  1-22-91
 (NOTARIAL SEAL)